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September 20, 1994

Patrick W. Kenny
33 Fulton Place
West Hartford, CT  06107

Dear Pat:

The purpose of this letter is to set out the agreement that we have reached as a result of our discussions regarding the cessation of your full-time, active service as Group Executive and Chief Financial Officer of Aetna Life and Casualty Company and its affiliates (collectively, the "Company"). This agreement is subject to the approval of the Company's Board of Directors. We have agreed that the last day of active service will be December 30, 1994, or such earlier date as the Company shall designate (in which case, your employment status will be changed to a paid leave of absence until December 30, 1994 and your last day of active service will be considered as December 30, 1994 notwithstanding any such paid leave of absence.)

On January 2, 1995 you will begin a period of salary continuation at the rate of $425,000 per year (your current annual base compensation). Your benefits will be as described in Attachment A of this letter (which is a part of this agreement). On May 3, 1996 your period of salary continuation payments (i.e., 70 weeks) will cease. After May 3, 1996 your status will be that of a retired employee, eligible to participate in all benefits then generally made available by the Company to similarly situated retired executives.

During the first 13 weeks of the salary continuation period, you will be eligible to participate in all normal Company benefit programs. For the remaining period of salary continuation, you will be eligible to continue in such programs other than sick pay, long-term disability, ISP and vacation day accrual on the same basis as active employees.

We agree that in the event of your death prior to May 3, 1996, any and all obligations under this agreement shall continue and any remaining payments shall be made to your spouse.

You also agree that in exchange for the extension of salary continuation payments equivalent in value to a period of 28 weeks of your regular rate of compensation beyond the period for which you would otherwise be eligible under current Company plans and policies (i.e., 42 weeks) and for certain supplementary pension benefits and other consideration described in Attachment A:


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  you (for yourself and any other person claiming or deriving a right from you) forever release and discharge Aetna Life and Casualty Company and its affiliates (and the directors, employees and agents of Aetna Life and Casualty Company and its affiliates) from any and all liability, claims, demands and causes of action (by whatever name called and whether known or unknown) which you had, have, or may have, arising out of:

  (i)    your employment with the Company;

  (ii)   the cessation of such employment; or

  (iii) any act, omission, occurrence or other matter related to such employment or cessation of employment,

  up to and including the effective date of this agreement. This release includes, but is not limited to, claims under the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, any other claims under federal, state or local law, and claims for attorney's fees, costs and the like.

  You promise that you will not institute a claim or charge of employment discrimination with any agency or sue the Company, or its directors, employees or agents, concerning any claim you have released pursuant to this agreement. You agree that if you violate this promise, you will be liable for, and will pay, all costs and expenses of defending against the claim or suit, including reasonable attorney's fees, incurred by the Company and those associated with the Company. Further, you agree to sign an additional release on or about December 30, 1994, substantially the same as the release contained herein, for the period from the date upon which you sign this letter to December 30, 1994.

In consideration of the payments and other benefits provided by the Company under this agreement, you promise that:

a) you will cooperate with all reasonable requests made by the Company, its subsidiaries or counsel, for assistance, including making yourself available for interviews with Company counsel regarding matters within the scope of or related to your duties while at the Company;

b) you will not, for yourself or any other person or entity, directly or indirectly, divulge, communicate or in any way make use of any confidential, or proprietary information acquired in the performance of your service for the Company without the prior written consent of an appropriate Company officer;

c) you will not, without the prior written consent of an appropriate Company officer (which shall not be unreasonably withheld) for a period of two years following the date of this agreement, enter the employ of, work with, or perform service for any person or entity which is in direct competition with the Company;


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d)  you will not disclose to any person or entity the terms and conditions of, or any information acquired in connection with, this agreement, without the prior written consent of an appropriate Company officer, other than your legal, financial or career advisors and the members of your immediate family, if they agree to maintain confidentiality; and

e) you will not, for a period of one year after December 30, 1994, directly or indirectly induce any employee, insurance agent, insurance broker, or broker-dealer of the Company to be employed by another organization or perform services elsewhere or solicit the trade of any customers of the Company.

You acknowledge that you:

a) have been advised to consult an attorney before signing this agreement and that you have had the opportunity to consult with an attorney of your choice;

b) have had the opportunity to consider, for at least 45 days, this agreement and the information provided by the Company as to the group of employees to whom it has offered and with whom it has individually negotiated similar agreements (as of the date indicated on such information), any eligibility factors and time limits that were applied, the job titles, and ages of such employees and the ages of employees in your job class with whom the Company has not negotiated; and

c) have read this agreement in its entirety, understand its terms and knowingly and voluntarily consent to its terms and conditions.

The agreement will become effective on the eighth day following the date you sign it and will supersede the letter agreement between you and the Company dated December 1, 1987. You may revoke this agreement at any time prior to its effective date by giving written notice of revocation to me.

                                       AETNA LIFE AND CASUALTY COMPANY

Date:  September 29, 1994              By /s/ Ronald E. Compton
       __________________                _____________________________
                                              Ronald E. Compton
                                              Title:  Chairman


Date:  September 28, 1994                 /s/ Patrick W. Kenny
       __________________                _____________________________
                                              Patrick W. Kenny

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                               Attachment A


Salary Continuation     As per second and third paragraphs of letter.


Stock Options           Ineligible for additional awards.  During salary
                        continuation: exercises governed by rules for active employees. Exercises governed by rules for early retirees thereafter.

Bonus Eligible for consideration for the 1994 performance year; ineligible thereafter.

ACEShares               Subject to the approval of the Committee on
                        Compensation and Organization, unvested award (upon signing of the ACEShares Agreement) will vest based on active service with the Company on a prorated basis according to schedule provided performance requirements are met.

Executive Life          Continues during salary continuation provided that the
                        Split Dollar Agreement is not terminated. It should be noted that this arrangement is under current review. One of the options under consideration is termination. In the event of such termination, no further premium will be paid by the Company. At the earlier of the end of salary continuation or the termination of the Split dollar Agreement, Aetna may withdraw its contribution and the policy may be continued thereafter upon payment of full premium, if any, without Company contribution. Nothing contained herein shall limit the Company's rights as outlined in the Split Dollar Agreement.

Medical/Dental          Eligible to continue group medical/dental and life
                        insurance coverage, if any, through May 3, 1996.
                        Eligible for retiree benefits, as then in effect, thereafter.

Retirement Plan         Accruals under retirement plans continue during salary
                        continuation. Pension benefit will be calculated on the basis of 25 years of service and attainment of age 55.

ISP Active participation may continue during initial 90 day (13 weeks) salary continuation period.


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                               Attachment A (Continued)


Outplacement            To be provided by the Company.  In addition,
                        reimbursement of reasonable job search activities
                        (e.g., travel, lodging, and meals) pursuant to Company expense reimbursement guidelines not to exceed
                        $15,000.00; provided, however, that reimbursement will end upon the earlier of the acceptance of a position or May 3, 1996.

Sick Pay and Long-Term
Disability              Ineligible after expiration of first 13 weeks of
                        salary continuation.

Vacation Lump sum payment for accrued but unused vacation days (up to a maximum of 25 days) no later than December 30, 1994.